Exhibit 99.1

Spartan Stores Announces $200 Million Offering

of Senior Subordinated Notes

GRAND RAPIDS, MICHIGAN -- June 5, 2002 -- Spartan Stores, Inc. (Nasdaq: SPTN) announced today that it intends to make a private offer of approximately $200 million of Senior Subordinated Notes due 2012. Spartan Stores anticipates using the proceeds of the offering to reduce existing indebtedness under its senior credit facility and pay related fees and expenses. The terms and timing of the offering have not been finalized.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and are to be offered only to qualified institutions or to non-U.S. persons in transactions exempt from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. This report contains information about pending transactions; there can be no assurance that these transactions will be completed as described above or on other terms and conditions.

Contact:

Spartan Stores, Inc.
Jeanne Norcross, 616/878-2830

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